Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183946

PROSPECTUS SUPPLEMENT

(to prospectus dated October 4, 2012 and the prospectus supplements dated October 9, 2012, October 10, 2012 and October 15, 2012)

BIOMET, INC.

$775,000,000 10% Senior Notes due 2017

$1,015,000,000 11 5/8% Senior Subordinated Notes due 2017

This prospectus supplement updates and supplements the prospectus dated October 4, 2012 and the prospectus supplements dated October 9, 2012, October 10, 2012 and October 15, 2012.

See the “Risk Factors” section beginning on page 5 of the prospectus for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is October 29, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2012

LVB ACQUISITION, INC.

BIOMET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware Indiana	000-54505 001-15601	26-0499682 35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 5.07 below is incorporated by reference to this Item 5.02.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On October 26, 2012, LVB Acquisition Holding, LLC, as the holder of more than 80% of the issued and outstanding shares of common stock of LVB Acquisition, Inc. (“Parent”), executed a written consent in lieu of the annual meeting of the shareholders pursuant to which all of the directors of Parent were removed from the board of directors (the “Parent Board”) and a new slate of directors was elected, in each case effective 20 calendar days after the distribution by Parent of its Schedule 14C Definitive Information Statement with respect to such written consent in lieu of an annual meeting (the “Information Statement”). The Information Statement was mailed to the shareholders of record on October 26, 2012. All of the existing directors of Parent were re-elected pursuant to such written consent, with the exception of Todd Sisitsky, who was replaced on the Parent Board by Jeffrey K. Rhodes. Mr. Rhodes, 37, has been a Principal of TPG Global, LLC since 2005 and serves on the board of directors of Immucor, Inc., IMS Health, Surgical Care Affiliates and Par Pharmaceutical Companies. Pursuant to the Amended and Restated Limited Liability Company Operating Agreement of LVB Acquisition Holding, LLC, TPG has the right to nominate two directors to the Parent Board and to the board of directors of Biomet, Inc. (the “Company”).

Also on October 26, 2012, Parent executed a written consent in lieu of the annual meeting of the sole shareholder of the Company, pursuant to which the board of directors of the Company was replaced with the identical slate of directors elected to the Parent Board, effective 20 calendar days after the distribution by Parent of the Information Statement.

We currently expect Mr. Rhodes to be named to the Audit Committee of Parent and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: October 29, 2012

LVB ACQUISITION, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer

BIOMET, INC.

/s/ Daniel P. Florin
By:	Daniel P. Florin
Its:	Senior Vice President and Chief Financial Officer